     Exhibit 4
     EXECUTION VERSION
Amendment to the Amended and Restated Rights Agreement
     This Amendment to the Amended and Restated Rights Agreement (this “Amendment”) is entered into as of August 6, 2008, between General Maritime Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), and Mellon Investor Services LLC, as rights agent (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent have entered into the Amended and Restated Rights Agreement dated as of August 31, 2006 (the “Rights Agreement”);
     WHEREAS, Arlington Tankers Ltd., a company incorporated in the Islands of Bermuda (“Archer”), Galileo Holding Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (“New Parent”), Archer Amalgamation Limited, a company incorporated in the Islands of Bermuda and a wholly owned subsidiary of New Parent (“Amalgamation Sub”), Galileo Merger Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands and a wholly owned subsidiary of New Parent (“Merger Sub”), and the Company, intend to enter into an Agreement and Plan of Merger and Amalgamation (the “Merger Agreement”) pursuant to which, among other things, (i) Amalgamation Sub will amalgamate with Archer (the “Archer Amalgamation”), and (ii) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Galileo Merger”, and together with the Archer Amalgamation, the “Combinations”). In connection with the Combinations and the other transactions contemplated by the Merger Agreement, Archer and the Company have caused New Parent to be organized under the laws of the Republic of the Marshall Islands, with Archer owning 27% of the capital stock of New Parent and the Company owning 73% of the capital stock of New Parent. The authorized capital stock of New Parent consists of 100 shares of common stock, par value $.01 per share (“New Parent Common Stock”), of which 27 shares have been issued to Archer and 73 shares have been issued to the Company. Each share of common stock, $.01 par value per share, of the Company shall be automatically converted into the right to receive 1.34 shares of New Parent Common Stock, and each share of common stock, $.01 par value per share, of Archer shall be automatically converted into the right to receive one share of New Parent Common Stock;
     WHEREAS, Section 26 of the Rights Agreement provides that, at any time prior to the later to occur of the Stock Acquisition Date (as defined in the Rights Agreement) and the Distribution Date (as defined in the Rights Agreement), a majority of the Board of Directors of the Company may, and the Rights Agent shall, if the Company so directs, amend or supplement any provision of the Rights Agreement without the approval of any holders of Rights; and
     WHEREAS, on August 5, 2008, the Board of Directors of the Company unanimously resolved to amend the Rights Agreement as set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.
     2. Amendments.
          (a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended to add the following as Section 1(a)(iii):
     “For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, none of Galileo Holding Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (“New Parent”), Archer Amalgamation Limited, a company organized under the laws of Bermuda and a wholly owned subsidiary of New Parent (“Amalgamation Sub”), Galileo Merger Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands and a wholly owned subsidiary of New Parent (“Merger Sub”), and Arlington Tankers Ltd., a company incorporated in the Islands of Bermuda (“Archer”), or any of their Affiliates or Associates, individually or collectively, shall be an “Acquiring Person” under this Agreement solely by reason of the approval, adoption, execution or delivery of the Agreement and Plan of Merger and Amalgamation (as it may be amended and supplemented, the “Merger Agreement”) among Archer, New Parent, Amalgamation Sub, Merger Sub, and the Company, the performance by any party to the Merger Agreement of its obligations thereunder, or the consummation of the transactions contemplated by the Merger Agreement.”
          (b) The definition of “Beneficial Owner” and “Beneficially Owns” in Section 1(d) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
     “For the avoidance of doubt, notwithstanding anything in this definition of Beneficial Owner and Beneficially Owns to the contrary, none of New Parent, Amalgamation Sub, Merger Sub, Archer or any of their Affiliates or Associates, individually or collectively, shall be deemed the “Beneficial Owner” or shall be deemed to “Beneficially Own” any Common Stock solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the performance by any party to the Merger Agreement of its obligations thereunder, or the consummation of the transactions contemplated by the Merger Agreement.”
          (c) The definition of “Distribution Date” in Section 1(k) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
     “For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, a Distribution Date shall be deemed not to have occurred solely as a result of (x) the approval, adoption, execution or delivery of the Merger Agreement, (y) the consummation of the Combinations (as such term is defined in the Merger Agreement) or (z) any of the other transactions contemplated by the Merger Agreement.”
          (d) The definition of “Expiration Date” in Section 1(q) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

     “ “Expiration Date” shall mean the earlier of (i) the close of business on December 5, 2010 and (ii) immediately prior to the Effective Time, as such term is defined in the Merger Agreement. In the event that the Expiration Date relates to the Effective Time as set forth in clause (ii) in the preceding sentence, the Company shall promptly notify the Rights Agent after the occurrence of such Effective Time. The Rights Agent shall not be deemed to have notice of the termination of the Rights Agreement (or of any Expiration Date relating to the Effective Time) unless and until it has received the aforementioned notice of the Effective Time.”
          (e) The definition of “Stock Acquisition Date” in Section 1(ee) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
     “For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the performance by any party to the Merger Agreement of its obligations thereunder, or the consummation of the transactions contemplated by the Merger Agreement.”
          (f) The definition of “Triggering Event” in Section 1(hh) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:
     “; provided, however, that, for the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, a Triggering Event shall be deemed not to have occurred solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the performance by any party to the Merger Agreement of its obligations thereunder, or the consummation of the transactions contemplated by the Merger Agreement”
          (g) Section 1 of the Rights Agreement is amended by adding thereto subsection (ii) which shall read as follows:
     “(ii) Each of “Merger Agreement”, “New Parent”, “Merger Sub”, “Archer”, and “Amalgamation Sub” shall have the meanings given to such terms in the definition of “Acquiring Person”.”
     3. Effective Date. This Amendment shall become effective as of the date first written above.
     4. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.
     5. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.
     6. Governing Law. This Amendment for all purposes shall be governed by and construed in accordance with the laws of the Republic of the Marshall Islands and shall be interpreted and construed to the extent permitted by Section 13 of the Republic of Marshall Islands Associations Law in a manner consistent with the internal laws (but not including the principles of conflict of laws) of the State of Delaware; except that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within such State.
     7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     8. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first above written.

GENERAL MARITIME CORPORATION
By:	/s/ John C. Georgiopoulos
	Name:	John C. Georgiopoulos
	Title:	Chief Administrative Officer

[ATTESTED]
[Signature Page to Amendment to the Amended and Restated Rights Agreement]

     IN WITNESS WHEREOF, the Rights Agent has executed this Amendment as of the date first above written.

MELLON INVESTOR SERVICES LLC
By:	/s/ Edward Schmitt
	Name:	Edward Schmitt
	Title:	Assistant Vice President

[ATTESTED]
[Signature Page to Amendment to the Amended and Restated Rights Agreement]